EXHIBIT 99.1

Anavex Life Sciences Corp. appoints VP Business Development and VP Strategic Planning.

Ticker Symbol: AVXL

British Columbia, Canada

Anavex Life Sciences Corp. (OTCBB: AVXL) (the "Company") announces that Ms. Angela Vernadaki and Dr. George Kalkanis have been appointed as Officers of the Company.

Ms. Vernadaki, appointed as VP Business Development brings more than ten years of experience in marketing, sales, business development and entrepreneurship in the pharmaceutical/diagnostics sector. For the three years prior to joining the company, Ms. Vernadaki was a Business Development Consultant in the field of pharmacology.. From February 2002 through November 2004 she acted as Senior Product Manager for hepatitis portfolio within F. Hoffmann-La Roche, Greece where she accomplished a successful track record of two product launches. Prior to that, she held the position of International Product Manager within Thermohybaid UK, (former Thermo Fisher Scientific, Inc.), a world leader company that delivers the industry’s broadest selection of analytical instruments, equipment, consumables and laboratory supplies. Ms. Vernadaki began her career at Boehringer Ingelheim, UK, where she held positions of increasing responsibility in sales within inflammatory, respiratory, and cardiovascular therapeutic areas. Ms. Vernadaki holds an MPhil and a BSc (Hons), in Molecular Cell Biology, both from the University of Southampton, UK.

Dr. Kalkanis appointed as VP Strategic Planning has over 15 year-experience in the area of Business modeling and analysis.

From 1996 to present, Dr. Kalkanis was the founder and Managing Director of PRO-ACTION LLC, providing consulting services to managerial decision makers in various sectors primarily in Banking and finance, Equity markets, Oil, and Pharmaceuticals throughout Europe.

In the Pharmaceutical sector Dr.Kalkanis has provided Business Forecasting and Marketing Analysis solutions to Pharmaceutical Companies in Greece, such as Novartis and Boehringer Ingelheim.

Dr. Kalkanis holds a Masters and Doctorate Degree from the University of Manchester (UK) in the areas of Information Engineering, Computation and Applied Statistics.

About Anavex

Anavex Life Sciences Corp. is a biopharmaceutical company engaged in the discovery and development of novel drug targets for the treatment of cancer and neurological diseases utilizing a fairly new class of receptors, (sigma receptors), involved in the modulation of multiple cellular biochemical signaling pathways.

Contacts:

Anavex Life Sciences Corp.

Harvey Lalach, President, 250-764-9701

harvey@anavex.com